Exhibit 10.33

                              AMNET MORTGAGE, INC.
                        CASH LONG TERM INCENTIVE PROGRAM

                               Performance Period
                       January 1, 2005 - December 31, 2006

                     Approved by the Compensation Committee
                          of the Board of Directors on
                                 March 31, 2005

This program is adopted under the AmNet Mortgage, Inc. 2004 Equity Incentive Plan (the "Plan") and is subject to all terms and conditions therein. Defined terms used in this program description have the meaning set forth in the Plan unless otherwise specified herein. It is intended that this program is a performance based program under the Plan.

Purpose: The goal of the program is to provide long term incentives to the company's Executive Officers and certain other officers to maximize the company's financial performance.

Summary Description: The program sets two performance measurements for the two year performance period: average pre-tax return on equity and cumulative earnings before tax. Based on the company's performance over the two year period, each participant in the program who remains an employee of the company at the end of the performance period and through the date the awards are finalized may receive an award that shall be paid in cash.

Program Participants: The executive officers of the company and the officers specified on Exhibit B will participate in the program.

Performance Measurements: The performance measurements shall be calculated as set forth on Exhibit A hereto.

Performance Awards: The potential individual performance awards are set forth on Exhibit B hereto. All cash awards shall be paid promptly after determination following the end of the performance period.

Effective Time of the Awards: All awards are subject to final approval and certification by the Compensation Committee. The Committee shall determine and certify in writing the final awards promptly following the completion of the annual audit of the company's financial statements for 2006. Under the Plan, the Compensation Committee retains the discretion to reduce the awards actually granted to executive officers under the program and to reduce or increase the awards for other participants under the Plan.

Effect of Termination: Except as otherwise specified, all awards will be forfeit in the event of a participant's resignation or termination of employment prior to the effective time the awards are granted. In the event of participant's retirement, death or disability or in the event of an Executive Officer's termination without Cause or resignation for Good Reason (as defined in the executive's Executive Employment Agreement as then in effect) the Compensation Committee may authorize a pro rated award as determined in the Committee's sole discretion.

Effect of Change of Control: This program will terminate on the effective date of a Change of Control. Awards shall be granted as follows, with payment to be made immediately prior to the Change of Control.

         Executive officers: Each Executive Officer shall be paid an amount equal to the target award opportunity for the performance period.

         Other participants: The Compensation Committee may authorize a pro rated award to other participants as determined in its sole discretion.



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